UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934
(Amendment No. 3)

OFFICE DEPOT, INC.

(Name of Subject Company (Issuer))

Common Stock, par value $0.01 per share

(Title of Class of Securities)

676220106

(CUSIP Number)

Matthew Elston

Director, CIE Management II Ltd

PO Box 225

Heritage Hall, Le Marchant Street

St. Peter Port, Guernsey,

GY1 4HY Channel Islands

Tel:  +44 (1481) 750304

(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

November 5, 2013

(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this statement because of §§ 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. ☐

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13D

CUSIP No. 676220106

1.	Name of Reporting Persons: LMBO EUROPE SAS

2.	Check the Appropriate Box if a Member of Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds: OO

5.	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization: France

Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power: 0

	8.	Shared Voting Power: 0

	9.	Sole Dispositive Power: 0

	10.	Shared Dispositive Power: 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13.	Percent of Class Represented by Amount in Row (11): 0%

14.	Type of Reporting Person: OO(1)

(1)  LMBO Europe SAS is a société par actions simplifiée organized under the laws of France.

SCHEDULE 13D

CUSIP No. 676220106

1.	Name of Reporting Persons: CIE Management II Limited

2.	Check the Appropriate Box if a Member of Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds: OO

5.	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization: Guernsey, Channel Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power: 0

	8.	Shared Voting Power: 0

	9.	Sole Dispositive Power: 0

	10.	Shared Dispositive Power: 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13.	Percent of Class Represented by Amount in Row (11): 0%

14.	Type of Reporting Person: CO(1)

(1)  CIE Management II Limited is a limited corporation organized under the laws of Guernsey.

SCHEDULE 13D

CUSIP No. 676220106

1.	Name of Reporting Persons: BC European Capital VIII-1

2.	Check the Appropriate Box if a Member of Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds: OO

5.	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization: United Kingdom

Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power: 0

	8.	Shared Voting Power: 0

	9.	Sole Dispositive Power: 0

	10.	Shared Dispositive Power: 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13.	Percent of Class Represented by Amount in Row (11): 0%

14.	Type of Reporting Person: PN(1)

(1)  BC European Capital VIII-1 is a United Kingdom limited partnership.

SCHEDULE 13D

CUSIP No. 676220106

1.	Name of Reporting Persons: BC European Capital VIII-2

2.	Check the Appropriate Box if a Member of Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds: OO

5.	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization: United Kingdom

Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power: 0

	8.	Shared Voting Power: 0

	9.	Sole Dispositive Power: 0

	10.	Shared Dispositive Power: 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13.	Percent of Class Represented by Amount in Row (11): 0%

14.	Type of Reporting Person: PN(1)

(1)  BC European Capital VIII-2 is a United Kingdom limited partnership.

SCHEDULE 13D

CUSIP No. 676220106

1.	Name of Reporting Persons: BC European Capital VIII-3

2.	Check the Appropriate Box if a Member of Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds: OO

5.	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization: United Kingdom

Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power: 0

	8.	Shared Voting Power: 0

	9.	Sole Dispositive Power: 0

	10.	Shared Dispositive Power: 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13.	Percent of Class Represented by Amount in Row (11): 0%

14.	Type of Reporting Person: PN(1)

(1)  BC European Capital VIII-3 is a United Kingdom limited partnership.

SCHEDULE 13D

CUSIP No. 676220106

1.	Name of Reporting Persons: BC European Capital VIII-4

2.	Check the Appropriate Box if a Member of Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds: OO

5.	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization: United Kingdom

Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power: 0

	8.	Shared Voting Power: 0

	9.	Sole Dispositive Power: 0

	10.	Shared Dispositive Power: 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13.	Percent of Class Represented by Amount in Row (11): 0%

14.	Type of Reporting Person: PN(1)

(1)  BC European Capital VIII-4 is a United Kingdom limited partnership.

SCHEDULE 13D

CUSIP No. 676220106

1.	Name of Reporting Persons: BC European Capital VIII-5

2.	Check the Appropriate Box if a Member of Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds: OO

5.	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization: United Kingdom

Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power: 0

	8.	Shared Voting Power: 0

	9.	Sole Dispositive Power: 0

	10.	Shared Dispositive Power: 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13.	Percent of Class Represented by Amount in Row (11): 0%

14.	Type of Reporting Person: PN(1)

(1)  BC European Capital VIII-5 is a United Kingdom limited partnership.

SCHEDULE 13D

CUSIP No. 676220106

1.	Name of Reporting Persons: BC European Capital VIII-6

2.	Check the Appropriate Box if a Member of Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds: OO

5.	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization: United Kingdom

Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power: 0

	8.	Shared Voting Power: 0

	9.	Sole Dispositive Power: 0

	10.	Shared Dispositive Power: 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13.	Percent of Class Represented by Amount in Row (11): 0%

14.	Type of Reporting Person: PN(1)

(1)  BC European Capital VIII-6 is a United Kingdom limited partnership.

SCHEDULE 13D

CUSIP No. 676220106

1.	Name of Reporting Persons: BC European Capital VIII-7

2.	Check the Appropriate Box if a Member of Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds: OO

5.	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization: United Kingdom

Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power: 0

	8.	Shared Voting Power: 0

	9.	Sole Dispositive Power: 0

	10.	Shared Dispositive Power: 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13.	Percent of Class Represented by Amount in Row (11): 0%

14.	Type of Reporting Person: PN(1)

(1)  BC European Capital VIII-7 is a United Kingdom limited partnership.

SCHEDULE 13D

CUSIP No. 676220106

1.	Name of Reporting Persons: BC European Capital VIII-8

2.	Check the Appropriate Box if a Member of Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds: OO

5.	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization: United Kingdom

Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power: 0

	8.	Shared Voting Power: 0

	9.	Sole Dispositive Power: 0

	10.	Shared Dispositive Power: 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13.	Percent of Class Represented by Amount in Row (11): 0%

14.	Type of Reporting Person: PN(1)

(1)  BC European Capital VIII-8 is a United Kingdom limited partnership.

SCHEDULE 13D

CUSIP No. 676220106

1.	Name of Reporting Persons: BC European Capital VIII-9

2.	Check the Appropriate Box if a Member of Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds: OO

5.	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization: United Kingdom

Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power: 0

	8.	Shared Voting Power: 0

	9.	Sole Dispositive Power: 0

	10.	Shared Dispositive Power: 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13.	Percent of Class Represented by Amount in Row (11): 0%

14.	Type of Reporting Person: PN(1)

(1)  BC European Capital VIII-9 is a United Kingdom limited partnership.

SCHEDULE 13D

CUSIP No. 676220106

1.	Name of Reporting Persons: BC European Capital VIII-10

2.	Check the Appropriate Box if a Member of Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds: OO

5.	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization: United Kingdom

Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power: 0

	8.	Shared Voting Power: 0

	9.	Sole Dispositive Power: 0

	10.	Shared Dispositive Power: 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13.	Percent of Class Represented by Amount in Row (11): 0%

14.	Type of Reporting Person: PN(1)

(1)  BC European Capital VIII-10 is a United Kingdom limited partnership.

SCHEDULE 13D

CUSIP No. 676220106

1.	Name of Reporting Persons: BC European Capital VIII-11

2.	Check the Appropriate Box if a Member of Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds: OO

5.	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization: United Kingdom

Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power: 0

	8.	Shared Voting Power: 0

	9.	Sole Dispositive Power: 0

	10.	Shared Dispositive Power: 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13.	Percent of Class Represented by Amount in Row (11): 0%

14.	Type of Reporting Person: PN(1)

(1)  BC European Capital VIII-11 is a United Kingdom limited partnership.

SCHEDULE 13D

CUSIP No. 676220106

1.	Name of Reporting Persons: BC European Capital VIII-12

2.	Check the Appropriate Box if a Member of Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds: OO

5.	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization: United Kingdom

Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power: 0

	8.	Shared Voting Power: 0

	9.	Sole Dispositive Power: 0

	10.	Shared Dispositive Power: 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13.	Percent of Class Represented by Amount in Row (11): 0%

14.	Type of Reporting Person: PN(1)

(1)  BC European Capital VIII-12 is a United Kingdom limited partnership.

SCHEDULE 13D

CUSIP No. 676220106

1.	Name of Reporting Persons: BC European Capital VIII-14

2.	Check the Appropriate Box if a Member of Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds: OO

5.	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization: United Kingdom

Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power: 0

	8.	Shared Voting Power: 0

	9.	Sole Dispositive Power: 0

	10.	Shared Dispositive Power: 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13.	Percent of Class Represented by Amount in Row (11): 0%

14.	Type of Reporting Person: PN(1)

(1)  BC European Capital VIII-14 is a United Kingdom limited partnership.

SCHEDULE 13D

CUSIP No. 676220106

1.	Name of Reporting Persons: BC European Capital VIII-15

2.	Check the Appropriate Box if a Member of Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds: OO

5.	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization: United Kingdom

Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power: 0

	8.	Shared Voting Power: 0

	9.	Sole Dispositive Power: 0

	10.	Shared Dispositive Power: 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13.	Percent of Class Represented by Amount in Row (11): 0%

14.	Type of Reporting Person: PN(1)

(1)  BC European Capital VIII-15 is a United Kingdom limited partnership.

SCHEDULE 13D

CUSIP No. 676220106

1.	Name of Reporting Persons: BC European Capital VIII-16

2.	Check the Appropriate Box if a Member of Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds: OO

5.	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization: United Kingdom

Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power: 0

	8.	Shared Voting Power: 0

	9.	Sole Dispositive Power: 0

	10.	Shared Dispositive Power: 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13.	Percent of Class Represented by Amount in Row (11): 0%

14.	Type of Reporting Person: PN(1)

(1)  BC European Capital VIII-16 is a United Kingdom limited partnership.

SCHEDULE 13D

CUSIP No. 676220106

1.	Name of Reporting Persons: BC European Capital VIII-17

2.	Check the Appropriate Box if a Member of Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds: OO

5.	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization: United Kingdom

Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power: 0

	8.	Shared Voting Power: 0

	9.	Sole Dispositive Power: 0

	10.	Shared Dispositive Power: 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13.	Percent of Class Represented by Amount in Row (11): 0%

14.	Type of Reporting Person: PN(1)

(1)  BC European Capital VIII-17 is a United Kingdom limited partnership.

SCHEDULE 13D

CUSIP No. 676220106

1.	Name of Reporting Persons: BC European Capital VIII-18

2.	Check the Appropriate Box if a Member of Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds: OO

5.	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization: United Kingdom

Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power: 0

	8.	Shared Voting Power: 0

	9.	Sole Dispositive Power: 0

	10.	Shared Dispositive Power: 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13.	Percent of Class Represented by Amount in Row (11): 0%

14.	Type of Reporting Person: PN(1)

(1)  BC European Capital VIII-18 is a United Kingdom limited partnership.

SCHEDULE 13D

CUSIP No. 676220106

1.	Name of Reporting Persons: BC European Capital VIII-19

2.	Check the Appropriate Box if a Member of Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds: OO

5.	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization: United Kingdom

Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power: 0

	8.	Shared Voting Power: 0

	9.	Sole Dispositive Power: 0

	10.	Shared Dispositive Power: 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13.	Percent of Class Represented by Amount in Row (11): 0%

14.	Type of Reporting Person: PN(1)

(1)  BC European Capital VIII-19 is a United Kingdom limited partnership.

SCHEDULE 13D

CUSIP No. 676220106

1.	Name of Reporting Persons: BC European Capital VIII-20

2.	Check the Appropriate Box if a Member of Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds: OO

5.	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization: United Kingdom

Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power: 0

	8.	Shared Voting Power: 0

	9.	Sole Dispositive Power: 0

	10.	Shared Dispositive Power: 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13.	Percent of Class Represented by Amount in Row (11): 0%

14.	Type of Reporting Person: PN(1)

(1)  BC European Capital VIII-20 is a United Kingdom limited partnership.

SCHEDULE 13D

CUSIP No. 676220106

1.	Name of Reporting Persons: BC European Capital VIII-21

2.	Check the Appropriate Box if a Member of Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds: OO

5.	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization: United Kingdom

Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power: 0

	8.	Shared Voting Power: 0

	9.	Sole Dispositive Power: 0

	10.	Shared Dispositive Power: 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13.	Percent of Class Represented by Amount in Row (11): 0%

14.	Type of Reporting Person: PN(1)

(1)  BC European Capital VIII-21 is a United Kingdom limited partnership.

SCHEDULE 13D

CUSIP No. 676220106

1.	Name of Reporting Persons: BC European Capital VIII-22

2.	Check the Appropriate Box if a Member of Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds: OO

5.	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization: United Kingdom

Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power: 0

	8.	Shared Voting Power: 0

	9.	Sole Dispositive Power: 0

	10.	Shared Dispositive Power: 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13.	Percent of Class Represented by Amount in Row (11): 0%

14.	Type of Reporting Person: PN(1)

(1)  BC European Capital VIII-22 is a United Kingdom limited partnership.

SCHEDULE 13D

CUSIP No. 676220106

1.	Name of Reporting Persons: BC European Capital VIII-23

2.	Check the Appropriate Box if a Member of Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds: OO

5.	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization: United Kingdom

Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power: 0

	8.	Shared Voting Power: 0

	9.	Sole Dispositive Power: 0

	10.	Shared Dispositive Power: 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13.	Percent of Class Represented by Amount in Row (11): 0%

14.	Type of Reporting Person: PN(1)

(1)  BC European Capital VIII-23 is a United Kingdom limited partnership.

SCHEDULE 13D

CUSIP No. 676220106

1.	Name of Reporting Persons: BC European Capital VIII-24

2.	Check the Appropriate Box if a Member of Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds: OO

5.	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization: United Kingdom

Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power: 0

	8.	Shared Voting Power: 0

	9.	Sole Dispositive Power: 0

	10.	Shared Dispositive Power: 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13.	Percent of Class Represented by Amount in Row (11): 0%

14.	Type of Reporting Person: PN(1)

(1)  BC European Capital VIII-24 is a United Kingdom limited partnership.

SCHEDULE 13D

CUSIP No. 676220106

1.	Name of Reporting Persons: BC European Capital VIII-25

2.	Check the Appropriate Box if a Member of Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds: OO

5.	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization: United Kingdom

Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power: 0

	8.	Shared Voting Power: 0

	9.	Sole Dispositive Power: 0

	10.	Shared Dispositive Power: 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13.	Percent of Class Represented by Amount in Row (11): 0%

14.	Type of Reporting Person: PN(1)

(1)  BC European Capital VIII-25 is a United Kingdom limited partnership.

SCHEDULE 13D

CUSIP No. 676220106

1.	Name of Reporting Persons: BC European Capital VIII-26

2.	Check the Appropriate Box if a Member of Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds: OO

5.	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization: United Kingdom

Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power: 0

	8.	Shared Voting Power: 0

	9.	Sole Dispositive Power: 0

	10.	Shared Dispositive Power: 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13.	Percent of Class Represented by Amount in Row (11): 0%

14.	Type of Reporting Person: PN(1)

(1)  BC European Capital VIII-26 is a United Kingdom limited partnership.

SCHEDULE 13D

CUSIP No. 676220106

1.	Name of Reporting Persons: BC European Capital VIII-27

2.	Check the Appropriate Box if a Member of Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds: OO

5.	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization: United Kingdom

Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power: 0

	8.	Shared Voting Power: 0

	9.	Sole Dispositive Power: 0

	10.	Shared Dispositive Power: 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13.	Percent of Class Represented by Amount in Row (11): 0%

14.	Type of Reporting Person: PN(1)

(1)  BC European Capital VIII-27 is a United Kingdom limited partnership.

SCHEDULE 13D

CUSIP No. 676220106

1.	Name of Reporting Persons: BC European Capital VIII-28

2.	Check the Appropriate Box if a Member of Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds: OO

5.	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization: United Kingdom

Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power: 0

	8.	Shared Voting Power: 0

	9.	Sole Dispositive Power: 0

	10.	Shared Dispositive Power: 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13.	Percent of Class Represented by Amount in Row (11): 0%

14.	Type of Reporting Person: PN(1)

(1)  BC European Capital VIII-28 is a United Kingdom limited partnership.

SCHEDULE 13D

CUSIP No. 676220106

1.	Name of Reporting Persons: BC European Capital VIII-29

2.	Check the Appropriate Box if a Member of Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds: OO

5.	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization: United Kingdom

Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power: 0

	8.	Shared Voting Power: 0

	9.	Sole Dispositive Power: 0

	10.	Shared Dispositive Power: 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13.	Percent of Class Represented by Amount in Row (11): 0%

14.	Type of Reporting Person: PN(1)

(1)  BC European Capital VIII-29 is a United Kingdom limited partnership.

SCHEDULE 13D

CUSIP No. 676220106

1.	Name of Reporting Persons: BC European Capital VIII-30

2.	Check the Appropriate Box if a Member of Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds: OO

5.	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization: United Kingdom

Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power: 0

	8.	Shared Voting Power: 0

	9.	Sole Dispositive Power: 0

	10.	Shared Dispositive Power: 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13.	Percent of Class Represented by Amount in Row (11): 0%

14.	Type of Reporting Person: PN(1)

(1)  BC European Capital VIII-30 is a United Kingdom limited partnership.

SCHEDULE 13D

CUSIP No. 676220106

1.	Name of Reporting Persons: BC European Capital VIII-31

2.	Check the Appropriate Box if a Member of Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds: OO

5.	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization: United Kingdom

Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power: 0

	8.	Shared Voting Power: 0

	9.	Sole Dispositive Power: 0

	10.	Shared Dispositive Power: 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13.	Percent of Class Represented by Amount in Row (11): 0%

14.	Type of Reporting Person: PN(1)

(1)  BC European Capital VIII-31 is a United Kingdom limited partnership.

SCHEDULE 13D

CUSIP No. 676220106

1.	Name of Reporting Persons: BC European Capital VIII-32

2.	Check the Appropriate Box if a Member of Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds: OO

5.	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization: United Kingdom

Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power: 0

	8.	Shared Voting Power: 0

	9.	Sole Dispositive Power: 0

	10.	Shared Dispositive Power: 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13.	Percent of Class Represented by Amount in Row (11): 0%

14.	Type of Reporting Person: PN(1)

(1)  BC European Capital VIII-32 is a United Kingdom limited partnership.

SCHEDULE 13D

CUSIP No. 676220106

1.	Name of Reporting Persons: BC European Capital VIII-33

2.	Check the Appropriate Box if a Member of Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds: OO

5.	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization: United Kingdom

Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power: 0

	8.	Shared Voting Power: 0

	9.	Sole Dispositive Power: 0

	10.	Shared Dispositive Power: 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13.	Percent of Class Represented by Amount in Row (11): 0%

14.	Type of Reporting Person: PN(1)

(1)  BC European Capital VIII-33 is a United Kingdom limited partnership.

SCHEDULE 13D

CUSIP No. 676220106

1.	Name of Reporting Persons: BC European Capital VIII-34

2.	Check the Appropriate Box if a Member of Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds: OO

5.	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization: United Kingdom

Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power: 0

	8.	Shared Voting Power: 0

	9.	Sole Dispositive Power: 0

	10.	Shared Dispositive Power: 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13.	Percent of Class Represented by Amount in Row (11): 0%

14.	Type of Reporting Person: PN(1)

(1)  BC European Capital VIII-34 is a United Kingdom limited partnership.

SCHEDULE 13D

CUSIP No. 676220106

1.	Name of Reporting Persons: BC European Capital VIII-35 SC

2.	Check the Appropriate Box if a Member of Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds: OO

5.	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization: France

Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power: 0

	8.	Shared Voting Power: 0

	9.	Sole Dispositive Power: 0

	10.	Shared Dispositive Power: 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13.	Percent of Class Represented by Amount in Row (11): 0%

14.	Type of Reporting Person: OO(1)

(1)  BC European Capital VIII-35 SC is a Société Civiles organized under the laws of France.

SCHEDULE 13D

CUSIP No. 676220106

1.	Name of Reporting Persons: BC European Capital VIII-36 SC

2.	Check the Appropriate Box if a Member of Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds: OO

5.	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization: France

Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power: 0

	8.	Shared Voting Power: 0

	9.	Sole Dispositive Power: 0

	10.	Shared Dispositive Power: 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13.	Percent of Class Represented by Amount in Row (11): 0%

14.	Type of Reporting Person: OO(1)

(1)  BC European Capital VIII-36 SC is a Société Civiles organized under the laws of France.

SCHEDULE 13D

CUSIP No. 676220106

1.	Name of Reporting Persons: BC European Capital VIII-37

2.	Check the Appropriate Box if a Member of Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds: OO

5.	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization: United Kingdom

Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power: 0

	8.	Shared Voting Power: 0

	9.	Sole Dispositive Power: 0

	10.	Shared Dispositive Power: 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13.	Percent of Class Represented by Amount in Row (11): 0%

14.	Type of Reporting Person: PN(1)

(1)  BC European Capital VIII-37 is a United Kingdom limited partnership.

SCHEDULE 13D

CUSIP No. 676220106

1.	Name of Reporting Persons: BC European Capital VIII-38 SC

2.	Check the Appropriate Box if a Member of Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds: OO

5.	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization: France

Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power: 0

	8.	Shared Voting Power: 0

	9.	Sole Dispositive Power: 0

	10.	Shared Dispositive Power: 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13.	Percent of Class Represented by Amount in Row (11): 0%

14.	Type of Reporting Person: OO(1)

(1)  BC European Capital VIII-38 SC is a Société Civiles organized under the laws of France.

SCHEDULE 13D

CUSIP No. 676220106

1.	Name of Reporting Persons: BC European Capital VIII-39 SC

2.	Check the Appropriate Box if a Member of Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds: OO

5.	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization: France

Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power: 0

	8.	Shared Voting Power: 0

	9.	Sole Dispositive Power: 0

	10.	Shared Dispositive Power: 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13.	Percent of Class Represented by Amount in Row (11): 0%

14.	Type of Reporting Person: OO(1)

(1)  BC European Capital VIII-39 SC is a Société Civiles organized under the laws of France.

EXPLANATORY NOTE

This Amendment No. 3 to Schedule 13D (the “Amendment”) amends and supplements the Schedule 13D originally filed with the United States Securities and Exchange Commission on July 2, 2009 as amended by Amendment No. 1 to Schedule 13D originally filed with the United States Securities and Exchange Commission on February 21, 2013 and Amendment No. 2 to Schedule 13D originally filed with the United States Securities and Exchange commission on July 12, 2013 (the “Existing Schedule 13D” and, together with this Amendment, the “Schedule 13D”).

ITEM 5.                INTEREST IN SECURITIES OF THE ISSUER

Item 5(a), (b) and (e) of the Existing Schedule 13D is amended and restated in its entirety by the following information:

As contemplated by the Voting Agreement described in Item 4 of Schedule 13D, on November 5, 2013 (the “Redemption Date”) the Issuer redeemed all of the Preferred Stock held by the Investors, which equaled an aggregate of 137,298 shares of the Series A Preferred Stock and 37,702 shares of the Series B Preferred Stock (the “Redemption”) for the redemption price applicable to the Preferred Stock, as more fully described in the Certificate of Designations of the Series A Preferred Stock and the Certificate of Designations of the Series B Preferred Stock, filed as Exhibit 7.4 and Exhibit 7.5, respectively, to Schedule 13D and incorporated herein by reference and the Voting Agreement, filed as Exhibit 7.9 to Schedule 13D and incorporated herein by reference.  Each share of Preferred Stock was redeemed for a redemption price of $1,243.77.

The Reporting Persons ceased to be the beneficial owners of more than five percent of the Issuer’s Common Stock on the Redemption Date.  Following the Redemption on the Redemption Date, no Reporting Person will beneficially own, or own of record, any Preferred Stock, Common Stock or other securities of the Issuer.

After reasonable inquiry and to the best of their knowledge and belief, each of the undersigned certifies that the information set forth in this Amendment No. 3 to Schedule 13D is true, complete and correct.

Dated as of November 5, 2013

For and on behalf of the Limited Partnerships BC European Capital VIII – 1 to 12, 14 to 34 and 37:

S/ MATTHEW ELSTON
Name: Matthew Elston
Director, CIE Management II Limited acting as General Partner of the Limited Partnerships BC European Capital VIII - 1 to 12, 14 to 34 and 37

/S/ LAURENCE MCNAIRN
Name: Laurence McNairn
Director, CIE Management II Limited acting as General Partner of the Limited Partnerships BC European Capital VIII - 1 to 12, 14 to 34 and 37

For and on behalf of BC European Capital 35 SC, 36 SC, 38 SC and 39 SC:

/S/ MATTHEW ELSTON
Name: Matthew Elston
Director, LMBO Europe SAS
As Gérant to BC European Capital 35 SC, 36 SC, 38 SC and 39 SC

/S/ MIKE TWINNING
Name: Mike Twinning
Director, LMBO Europe SAS
As Gérant to BC European Capital 35 SC, 36 SC, 38 SC and 39 SC

Dated as of November 5, 2013

CIE Management Limited II:

/S/ MATTHEW ELSTON
Name: Matthew Elston
Director, CIE Management II Limited

/S/ LAURENCE MCNAIRN
Name: Laurence McNairn
Director, CIE Management II Limited

LMBO Europe SAS:

/S/ MATTHEW ELSTON
Name: Matthew Elston
Director, LMBO Europe SAS

/S/ MIKE TWINNING
Name: Mike Twinning
Director, LMBO Europe SAS